Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-157129 on Form S-8 of our reports dated January 26, 2015 relating to the consolidated financial statements of China Distance Education Holdings Limited, its subsidiaries, its variable interest entity and the subsidiaries of its variable interest entity (collectively, the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of China Distance Education Holdings Limited for the year ended September 30, 2014.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

January 26, 2015